Exhibit 5.2

[CAHILL GORDON & REINDEL LLP LETTERHEAD]

December 18, 2007

The Great Atlantic & Pacific Tea Company, Inc.
2 Paragon Drive
Montvale, New Jersey 07645

Re:	5.125% Senior Convertible Notes due 2011
6.75% Senior Convertible Notes due 2012

Ladies and Gentlemen:

        We have acted as special counsel to The Great Atlantic & Pacific Tea Company, Inc., a Maryland corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (File No. 333-147935), as supplemented by the Prospectus Supplement dated December 12, 2007 (as so supplemented, the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”), with respect to the issuance of the Company’s 5.125% Senior Convertible Notes due 2011 (the “2011 Notes”) and the Company’s 6.75% Senior Convertible Notes due 2012 (the “2012 Notes” and, together with the 2011 Notes, the “Notes”). The Notes are issued under a base indenture, dated as of December 18, 2007 (the “Base Indenture”) between the Company and Wilmington Trust Company (the “Trustee”), as supplemented by (i) the first supplemental indenture to the Base Indenture dated as of December 18, 2007 (the “First Supplemental Indenture”) relating to the 2011 Notes and (ii) the second supplemental indenture to the Base Indenture dated as of December 18, 2007 (the “Second Supplemental Indenture” and, together with the First Supplemental Indenture, the “Supplemental Indentures”; “Indenture” shall mean the Base Indenture together with the First Supplemental Indenture or the Base Indenture together with the Second Supplemental Indenture, or the Base Indenture together with both the First Supplemental Indenture and the Second Supplemental Indenture, as the context may require) relating to the 2012 Notes.

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and instruments as we deemed necessary and appropriate to enable us to render the opinions expressed below.

        In our examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

        In making our examination of documents (including the Indenture and the Notes) executed by all entities (including the Company), we have assumed that such entities had the power, corporate or other, to enter into and perform all obligations thereunder and have also as-

sumed the due authorization by all requisite action, corporate or other, and due execution and delivery by such entities of such documents and the validity and binding effect thereof.

        Based on the foregoing and subject to the qualifications and assumptions set forth herein, it is our opinion that:

1.   The Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity and except that (a) rights to indemnification may be limited under applicable law or public policy and (b) the enforceability of provisions imposing liquidated damages or penalties upon the occurrence of certain events may be limited in certain circumstances.

2.   Assuming due authentication and delivery thereof by the Trustee in accordance with the terms of the Indenture, the Notes constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits provided by the Indenture, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity and except that (a) rights to indemnification may be limited under applicable law or public policy and (b) the enforceability of provisions imposing liquidated damages or penalties upon the occurrence of certain events may be limited in certain circumstances.

        We are members of the Bar of the State of New York and do not purport to be experts in, or to express any statement concerning the laws of, any jurisdictions other than the laws of the State of New York and the federal laws of the United States of America.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act of 1933, as amended, and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Cahill Gordon & Reindel LLP